Exhibit 10.2

18 Commerce Way

Woburn, MA 01801

PERSONAL & CONFIDENTIAL
BY HAND	December 20, 2019

Howard Kaufman

285 3rd St., #126

Cambridge, MA 02142

RE:         Separation Agreement and Release — EXECUTION COPY

Dear Howard:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with Replimune, Inc. (the “Company”). You and the Company agree as follows:

1.                                      Last Day of Employment.  Your last day of employment with the Company will be December 31, 2019 (“Last Day of Employment”). You will receive your salary and other amounts earned, accrued and owing but not yet paid through your Last Day of Employment, including  any benefits accrued and due under any applicable benefit plans and programs of the Company (“Accrued Obligations”), pursuant to your Employment Agreement with the Company dated June 22, 2018 (the “Employment Agreement”), regardless of whether you execute or revoke this Agreement. You will also receive payment for approved expenses provided you submit for such expenses by February 1st 2020. Your employment and your participation in and eligibility for the Company’s employee benefit plans and programs will terminate on your Last Day of Employment.

2.                                      Consideration in Exchange for Release.  Upon execution of this Agreement (provided you do not revoke it), and provided that you (i) return all Company property upon request, however, you may keep your cellular telephone and your cellular telephone number (including porting to an alternative cellular phone provider if desired) subject to (a) your compliance with  Paragraph 5, (b) your assuming responsibility for any cellular telephone provider costs within two weeks of execution of this Agreement and that the Company after the nine month or shorter period in accordance with Paragraph 2(a) is able to confirm removal of all Company information and access to Company e-mail accounts, and (c) that you do not revoke and that you continue to comply with this Agreement (ii) provide all administrative information, including all login controls upon request, regarding all accounts you used or accessed related in any way to your work for the Company, and (iii) otherwise comply with your obligations under this Agreement and your continuing obligations under Paragraphs 15-17 of your Employment Agreement, attached hereto as Exhibit A, the Company will:

a)                                     Provide you with a payment in the amount of $315,000, subject to applicable taxes and withholdings, which constitutes .75 times your annual base salary (the “Severance”).  The Severance will be paid over the nine- month period following your Last Day of Employment in installments according to the Company’s normal payroll and payroll tax practices, with payments commencing within 60 days of your Last Day of Employment.  Commencing January 1, 2020, for a nine-month period, you agree to make yourself reasonably available to the Company to consult and advise on a question and answer basis via telephone or via e-mail and occasionally, upon reasonable notice, in-person meetings, which will be capped at a limit of five (5) meetings with respect to the transition of your responsibilities. You agree to make yourself available with reasonably acceptable turn around period (usually not greater than 48 hours other than during Holiday periods or on weekends) to provide advice on a question and answer basis via telephone or via e-mail and occasionally, upon reasonable notice, in-person meetings, which will be capped at a limit of five (5) meetings for medical monitoring, patient eligibility determination and e-mail confirmation of sign off, agreeing the Replimune study drug injection plan with study site clinical investigators, helping to address clinical trial site and regulatory authority (including Institutional Review Board) clinical trial protocol and related queries.  In order to enable you to perform these services you will retain your Company laptop computer, cellular telephone and e-mail account for the nine month period or otherwise shorter period if the Company determines the consultancy services to be provided no longer require access to these Company resources (excepting that you may then retain your cellular telephone in accordance with this Paragraph as described above). You agree that the compensation you will receive pursuant to this provision shall be all that you receive for providing these services and that you will not request or be owed any further compensation.

b)                                     Provide you with a lump sum payment, subject to applicable taxes and withholdings, equal to the COBRA premiums that you would pay if you elected continued health coverage under the Company’s health plan for you and your dependents for the nine- month period following your Last Day of Employment, based on COBRA rates in effect on your Last Day of Employment.   This lump sum payment will be made within 60 days of your Last Day of Employment; and

c)                                      Allow your options to acquire 321,635 shares of the Company’s common stock to continue to vest during the nine- month period following your Last Day of Employment and to extend the period during which you may exercise such vested options to December 31, 2020.

3.                                      Release.

a)                                     In consideration of the compensation benefits set forth in Paragraph 2 hereof, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, agreements, causes of action, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, whether known or unknown to you, arising at any time up to the date of execution of this Agreement, arising out of or relating in any way to your employment with the Company or the termination thereof.

Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act (“ADEA”) (29 U.S.C. Section 621, et seq.), 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Parental Leave Act, the Massachusetts Labor and Industries Act, the Massachusetts right of privacy law, the Massachusetts Wage Act (as further explained below), the Massachusetts Earned Sick Time law, the Massachusetts Equal Pay Act, and the Massachusetts Minimum Fair Wage Law, as well as any claim or right under your Employment Agreement unless as provided herein.

This waiver, release, and discharge includes any claims arising under any employment agreement you have had with the Company and any amendments thereto.

Massachusetts Wage Act Waiver.  By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., — the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.

b)                                     Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any claim for indemnity pursuant to Paragraph 25 of your Employment Agreement, which is incorporated herein by reference; (v) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (vi) any claim or right that may arise after the execution of this Agreement; (vii) any claim or right you may have under this Agreement; or (viii) any claim that is not otherwise able to be waived under applicable law.

c)                                      In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to Paragraph 3(a), you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the release in Paragraph 3(a) above. To the extent you receive any such personal or monetary relief in connection with any such charge, complaint, investigation or proceeding, the Company will be entitled to an offset for the payment made pursuant to Paragraph 2 of this Agreement.

4.                                      No Additional Entitlements.  You agree and represent that other than as provided for in this Agreement, you have received all entitlements due from the Company relating to your employment with the Company or under your Employment Agreement, including but not limited to, all wages earned, including without limitation all commissions and bonuses, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement. Additionally, the Company agrees not to contest any claim for unemployment benefits you may file; provided, however, that the Company may respond to any inquiry from the unemployment compensation board to the extent you make any allegations of wrongdoing by the Company.  Except as expressly provided for herein, your Employment Agreement with the Company is hereby terminated.

5.                                      Return of Property.  You agree to promptly return to the Company after the nine month period or sooner if requested by Company all of its property, including, but not limited to, computers, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored other an as required to perform the consultancy services, as agreed with the Company. To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.

6.                                      Protection of Confidential Information.  Except as expressly permitted in Paragraph 8 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, use or disclose any trade secret, confidential or proprietary information you have learned by reason of your employment with the Company (the “Confidential Information”) and will continue to abide by your confidentiality obligations pursuant to Paragraph 15 of your Employment Agreement.

7.                                      Non-Disparagement.  Except as expressly permitted in Paragraph 8 of this Agreement, you agree that you shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the Company Releasees and you shall not take any action that would cause or contribute to their being held in disrepute. The Company agrees that it shall not at any time make any written or oral comments or statements of a defamatory or disparaging nature concerning you.  You and the Company agree to prepare a mutually acceptable communication to employees and third parties regarding your separation.

8.                                      Reports to Government Entities.  Nothing in this Agreement restricts or prohibits you from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ I833(b)(1) and I 833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

9.                                      Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.

10.                               Cooperation. You agree that upon the Company’s reasonable notice to you, and a reasonable request, you shall cooperate with the Company and its counsel (including,

if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.

11.                               Confidentiality of the Agreement. Except as permitted in Paragraph 8 of this Agreement, as may be required pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereof, or if otherwise required by law, the parties, including the Company, shall not disclose the terms of this Agreement, or the circumstances giving rise to this Agreement, to any person other than their respective attorneys, immediate family members, accountants, financial advisors or corporate employees who have a business need to know such terms in order to approve or implement such terms.

12.                               Continuing Obligations. Subject to Paragraph 8 of this Agreement, you reaffirm and agree that you remain bound by Paragraphs 15-17 of your Employment Agreement, attached hereto as Exhibit A, which remain binding and in full force and effect in accordance with its terms, and is incorporated herein by reference.

13.                               Acknowledgments.  You hereby acknowledge that:

a)                                     The Company advises you to consult with an attorney before signing this Agreement;

b)                                     You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement, or you have knowingly and voluntarily chosen not to do so;

c)                                      You freely, voluntarily and knowingly entered into this Agreement after due consideration;

d)                                     You have had a minimum of twenty-one (21) days to review and consider this Agreement;

e)                                      You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the twenty-one (21) day consideration period provided for in Paragraph 13(d) above;

f)                                       You have a right to revoke this Agreement by notifying the undersigned representative in writing, via hand delivery, facsimile or electronic mail, within seven (7) business days of your execution of this Agreement;

g)                                      In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the payments, benefits and other considerations that you are receiving pursuant to this Agreement exceed any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and

h)                                     No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.

14.                               Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact a Company Human Resources Representative for further instruction.

15.                               Miscellaneous.

a)                                     Entire Agreement. This Agreement, together with the expressly  incorporated provisions of your Employment Agreement, sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements.

b)                                     Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. Additionally, all disputes arising from or related to this Agreement shall be brought in a state or federal court situated in the Commonwealth of Massachusetts, Suffolk County, and the parties hereby expressly consent to the jurisdiction of such courts for all purposes related to resolving such disputes.

c)                                      Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.

d)                                     Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.

e)                                      Breach. You acknowledge that if you breach your commitments to the Company agreed upon in Paragraphs 5, 6, 7, 9, 10, 11 and 12 you will forfeit the severance benefits set forth in Paragraph 2 and be subject to suit by the Company for damages and equitable relief relating to such breach. You further acknowledge that any breach by you of Paragraphs 5, 6, 7, 9, 10, 11 and 12 will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies at law, the right to an injunction, specific performance or other equitable relief to prevent the violation of your obligations hereunder.

f)                                       Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

g)                                      Counterparts. This Agreement may be executed in one or more counterparts, and be transmitted by facsimile or pdf, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

h)                                     Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period provided for in Paragraph 13(f) above (the “Effective Date”). If you fail to return an executed original by January 8, 2020 (or otherwise revoke this Agreement pursuant to Paragraph 13(f) above), this Agreement, including but not limited to the obligation of the Company to provide the severance benefit provided in Paragraph 2 above, shall be deemed automatically null and void.

If the above accurately states our agreement, including the separation, waiver and release, kindly sign below and return the original Agreement to me by no later than January 8, 2020.

Sincerely,

Replimune Inc.

By:	/s/ Philip Astley-Sparke

Date:	12/23/2019

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Howard Kaufman
Howard Kaufman

Date:	12/23/2019